NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Victory Energy Corporation Robert J. Miranda, CEO 714-480-0305 Investor Relations: Dennard Rupp Gray & Lascar, LLC Ken Dennard / Ben Burnham 713-529-6600

VICTORY ENERGY APPOINTS MARK W. BIGGERS AS
CHIEF FINANCIAL OFFICER

NEWPORT BEACH, CA – December 28, 2011 – Victory Energy Corporation (OTCQB: VYEY), today announced that Mark W. Biggers has been appointed as the Company’s new Chief Financial Officer, effective January 10, 2012.

Robert J. Miranda, Victory Energy’s Chairman and Chief Executive Officer , stated, “I speak for the entire Board of Directors when I say that we are excited to welcome Mark to the Victory Energy team. He brings over 30 years of leadership, transformation and professional experience across a broad range of finance roles. Most of that experience was gained while working in the upstream oil and gas industry. Those capabilities will be leveraged as we look to aggressively raise capital and grow the Company in a profitable manner.”

Mr. Biggers has worked at Alvarez & Marsal (A&M), a business consulting and performance improvement firm, since 2005. Most recently Mr. Biggers was a Senior Director in the firm’s energy practice. Clients served at A&M included large public corporations as well as small to medium size companies owned by private equity firms.  Between 2001 and 2005, Biggers held leadership positions with companies in the energy services industry, including the roles of Corporate Controller at Tesco Corporation, a NASDAQ-listed company, and Chief Financial Officer at CRC Evans Pipeline International Inc. Between 1979 and 2001, Mr. Biggers held a variety of finance and business development positions with Mobil Oil Corporation in the US as well as Jakarta, Indonesia and Abu Dhabi, United Arab Emirates. In his last position with Mobil Oil, he was the Assistant General Manager, Finance & Administration, for the Abu Dhabi Company for Onshore Oil Operations (ADCO).  ADCO is an upstream E&P joint venture company that had maintained an onshore production capacity of over 1 million barrels of oil per day.

Biggers earned an MBA in Finance at the University of Hull (England) in 2001, a BBA degree in Accounting from the University of Texas at Austin, and is a member of the Petroleum Accountants Society of Houston.

Biggers commented, “I am very excited about the opportunity to join Victory at this stage. The leadership team has great chemistry, and our collective skills and capabilities are highly complementary. Our current opportunity pipeline for oil prospects is solid, and the Company’s industry relationships and enhanced internal capabilities will help keep it that way. I look forward to helping the Company grow its reserves, production and profitability.”

Please note that Victory Energy intends to use its website, www.vyey.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Victory Energy website in the "Investor Relations" section. Accordingly, investors should monitor such portions of the Victory Energy website in addition to following press releases, SEC filings and public conference calls and webcasts.

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About Victory Energy Corporation

Victory Energy Corporation is engaged in the exploration, acquisition, development, and exploitation of oil and gas properties. The company endeavors to utilize its broad range of oil and gas industry relationships to acquire small interests in a large volume of low- to moderate-risk oil and gas prospects.  A cornerstone of this strategy is an emphasis on developing and maintaining relationships with proven, well established oil and gas exploration and development companies.

Prospect acquisitions are ideally weighted toward oil, although natural gas projects with high btu content, favorable above-market pricing and modest decline rates will also be targeted.  Targeted prospects generally provide the company with a rapid return of capital while offering multiple well locations for additional drilling on an established trend. The model asset portfolio is geologically and geographically diversified. The company's current producing oil and gas assets are located in the United States.

Victory Energy is current with its SEC filings and is a full reporting company.  The Company is traded under the ticker symbol VYEY on the OTCQB tier, operated by OTC Markets Group.

Victory Energy intends to provide periodic updates to the investment community as progress is made across its asset base.  These updates may occur via the company web site or via the company “E-News” service.   For more information about the company or to subscribe to our email news distribution service, please visit our website http://www.vyey.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release.  They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission.  Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

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